Exhibit 10.1.3

[RPM Letterhead]

June 1, 2005

Mr. Thomas C. Sullivan
Chairman of the Board
RPM International Inc.
P. O. Box 777
Medina, OH 44258

RE: Extension to Post-Retirement Consulting Agreement

Dear Tom:

As you are well aware, on April 12, 2002, in connection with your planned retirement as an executive officer and employee of RPM International Inc. (“RPM” or the “Company”), you entered into a Succession and Post-Retirement Consulting Agreement (the “Consulting Agreement”) with RPM. The Consulting Agreement provided that for the twenty-nine (29) month period immediately following your retirement as an employee of RPM (January 1, 2003 through May 31, 2005, the “Initial Consulting Period”), you would assist in the smooth and orderly transition of responsibilities within RPM’s executive management team by, among other things, utilizing your industry experience and business relationships to assist in corporate development related activities including identifying acquisition opportunities, as may be requested from time-to-time by the Company.

Whereas the Consulting Agreement has expired and the Compensation Committee has recognized that your recent services to the Company in the corporate development area, particularly your work in identifying and introducing to the Company possible merger and acquisition candidates and assisting in the consummation of such transactions, have been very beneficial to the Company’s success. Therefore, since the Committee further recognizes that retaining your continued services as a consultant brings meaningful value to the Company and its stockholders, the Company would like to extend the consulting period for an additional two year period from June 1, 2005 to May 31, 2007 (the “Extension Period”). Given the material benefits to RPM, the Company has agreed to the following compensation and benefits and structure for the Extension Period:

1.	No Employment Relationship — As you are aware, you have not been an employee of the Company since the date of your retirement on January 1, 2003. Accordingly, you are not entitled to participate in the Company’s Benefit Plans, except as required by law, the terms of the Benefit Plans, or as provided for during the Extension Period (see below).

2.	Consulting Services – During the twenty-four (24) month Extension Period, the Company will pay you a gross amount of $42,000 per month for your services as consultant. Specifically, you agree to continue to utilize your industry experience and business relationships to assist in corporate development related activities including identifying acquisition opportunities, as may be requested from time-to-time by the Company. You also acknowledge that from time-to-time you will be required to travel internationally in connection with the performance of your consulting services. In addition, during the Extension Period, you will also be entitled to the following benefits at the Company’s sole cost and expense:

a. Use of reasonable off-site office space;

b. Use of a part-time administrative assistant;

c. Continued use of your current company car;

d.	Continued coverage under the Company’s Health Insurance Plan for you and your eligible dependent;

e.	Continued payment of the standard monthly membership dues during the Extension Period for one country club, and the membership dues for The Union Club; and

f. Continuation of financial planning services, as currently provided.

The Company believes the arrangements described above provide RPM and its management team with continued access to your unique knowledge, insights, experience and industry relationships. This letter constitutes the entire agreement concerning this subject matter and supersedes all prior and contemporaneous agreements, if any.

Sincerely yours, RPM International Inc.

/s/ Ronald A. Rice Ronald A. Rice

Senior Vice President – Administration

cc:	Compensation Committee Frank C. Sullivan

P.	Kelly Tompkins

I HAVE READ, UNDERSTAND AND ACCEPT ALL OF THE TERMS AND CONDITIONS AS SET FORTH IN THIS LETTER AGREEMENT.

/s/ Thomas C. Sullivan	06/08/05

(Signature) /s/ Dorothy Dudas	Date 06/08/05

(Witness)	Date